Exhibit 99.1
Biodel Inc. Reports Third Quarter Fiscal Year 2007 Financial Results
DANBURY, Conn., July 30, 2007 — Biodel Inc. (Nasdaq: BIOD) today reported financial results for its third quarter ended June 30, 2007. For the three months ended June 30, 2007, Biodel reported a net loss applicable to common stockholders of $3.7 million or $(0.21) per share. For the nine months ended June 30, 2007, Biodel reported a net loss applicable to common stockholders of $17.0 million or $(1.31) per share.
“We have witnessed significant achievements in the financial development of Biodel. Our progress has been critical in meeting and supporting the needs of our growing business,” stated Dr. Solomon Steiner, CEO and Chairman of Biodel. “The proceeds from our successful initial public offering are important in advancing the planned filing of VIAject™’s New Drug Application in 2008. We are grateful for the strong show of support from our new stockholders and, thanks to their assistance, remain confident that we will successfully execute on our stated milestones.”
Three Months Ended June 30, 2007
Biodel reported no revenue during the three months ended June 30, 2007 or 2006. The net loss applicable to common stockholders was $3.7 million, or $(0.21) per share, for the three months ended June 30, 2007 compared to a net loss applicable to common stockholders of $2.3 million, or $(0.31) per share, for three months ended June 30, 2006.
Research and development expenses were $2.6 million for the three months ended June 30, 2007, compared to $1.9 million for the three months ended June 30, 2006. This $0.7 million net increase was primarily related to rising research and development costs related to Biodel’s two continuing pivotal Phase III clinical trials for VIAject™ that commenced in September 2006. Research and development expenses for the three months ended June 30, 2007 included $0.2 million in non-cash stock-based compensation expense.
General and administrative expenses totaled $1.6 million for the three months ended June 30, 2007, compared to $0.3 million for the three months ended June 30, 2006. The $1.3 million increase was primarily attributable to a $0.9 million rise in personnel-related expense, including non-cash stock-based compensation expense and performance-based bonus accruals. The balance of the increase was related to higher levels of legal and accounting fees associated with preparing to become public company. General and administrative expenses for the three months ended June 30, 2007 included $0.6 million in non-cash stock-based compensation expense.

Nine Months Ended June 30, 2007
Biodel reported no revenue during the nine months ended June 30, 2007 or 2006. The net loss applicable to common stockholders was $17.0 million, or $(1.31) per share, for the nine months ended June 30, 2007 compared to $4.8 million, or $(0.65) per share, for the nine months ended June 30, 2006.
Research and development expenses were $8.9 million for the nine months ended June 30, 2007, compared to $3.7 million for the nine months ended June 30, 2006. This $5.2 million increase was primarily attributable to rising research and development and manufacturing costs related to Biodel’s two continuing pivotal Phase III clinical trials for VIAject™ that commenced in September 2006. Research and development expenses for the nine months ended June 30, 2007 included $0.4 million in non-cash stock-based compensation expense.
General and administrative expenses totaled $4.5 million for the nine months ended June 30, 2007, compared to $1.0 million for the nine months ended June 30, 2006. This $3.5 million increase was primarily attributable to $2.1 million in personnel-related expenses, including non-cash stock-based compensation expenses and performance-based bonus accruals. The balance of the increase was related to increases in accounting, legal and consulting fees associated with preparing to become a public company. General and administrative expenses for the nine months ended June 30, 2007 included $1.5 million in non-cash stock-based compensation expense.
On March 20, 2007, Biodel offered the holders of warrants to purchase shares of Series B convertible preferred stock and common stock with an exercise price of $5.56 per share the opportunity to exercise such warrants at an exercise price of $3.67, representing a 34% discount in the exercise price. Such holders exercised all such warrants on a combination of cashless and cash exercise basis. As a result of the discounted exercise price, Biodel recorded a non-cash deemed dividend charge of approximately $4.5 million for the warrants that were exercised in the nine months ended June 30, 2007.
Recent Highlights
On June 25, 2007, Biodel was added to the Russell 2000 Index. The Russell 2000 Index is an index that measures the performance of the 2,000 smallest companies in the Russell 3000 Index and serves as a benchmark for small-cap stocks.
On June 22, 2007, Biodel presented new clinical data from its VIAject™ program at the 67th Scientific Sessions of the American Diabetes Association in an oral presentation entitled, “Management of Insulin Treatment — New Technologies and Beyond,” abstract number 34-OR. Biodel announced additional interim results from VIAject™’s Phase III clinical trials, which demonstrated statistically significant daily meal-time dose reductions in patients with Type 1 and Type 2 diabetes using VIAject™.

On June 15, 2007, Biodel announced that the United States Patent and Trademark Office issued an Office Action indicating that certain composition claims encompassing the formulations of Biodel’s two lead product candidates VIAject™ and VIAtab™ should be allowable. Biodel believes this action validates the usefulness and novelty of our VIAdel™ technology and will result in the issuance of a patent that will effectively protect our to lead products candidates.
On May16, 2007, Biodel completed its initial public offering of 5,750,000 shares of its common stock at a price to the public of $15.00 per share. Net proceeds from the offering, after underwriting discounts and commissions, totaled approximately $80.2 million.
Conference Call and Webcast Information
Biodel’s senior management will host a conference call on Monday, July 30, 2007 beginning at 4:30 p.m., Eastern Daylight Time, to discuss these financial results and provide a company update. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing (800) 475-3716 (United States) or (719) 457-2728 (internationally). To access the call by live webcast, please log on to the Investor section of our website at www.biodel.com. An archived version of the webcast will be available at Biodel’s website through August 13, 2007.
About Biodel Inc.
Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for endocrine disorders, such as diabetes and osteoporosis. Biodel’s product candidates are developed by using VIAdel™ technology, which reformulates existing FDA-approved peptide drugs. The Company’s lead product candidate, VIAject™, is a rapid-acting injectable meal-time insulin for use by patients with Type 1 or Type 2 diabetes. VIAject™ is currently being tested in two pivotal Phase III clinical trials. Biodel’s pipeline also includes VIAtab™, a sublingual tablet formulation of insulin in Phase I clinical trials and two osteoporosis product candidates in pre-clinical studies. For further information regarding Biodel, please visit the Company’s website at http://www.biodel.com.
Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company’s forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, our ability to secure FDA approval for our product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act; our ability to market, commercialize and achieve market acceptance for product candidates developed using our VIAdel™ technology; the progress or success of our research, development and clinical programs, the initiation and completion of our clinical trials, the timing of the interim analyses and the timing or success of our product candidates, particularly VIAject™ and VIAtab™; our ability to secure patents for VIAject™ and our other product candidates; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates of future performance; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of those collaborations after consummation, if consummated; the rate and degree of market acceptance and clinical utility of our products; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The Company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.
BIOD-G

Biodel Inc.
(A Development Stage Company)
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2006	2007	2006	2007
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	1,946	2,550	3,718	8,880
General and administrative	279	1,649	980	4,475

Total operating expenses	2,225	4,199	4,698	13,355
Other (income) and expense:
Interest and other income	(6)	(568)	(10)	(890)
Interest expense	38	—	63	—
Loss on settlement of debt	—	—	—	—

Operating loss before tax provision	(2,257)	(3,631)	(4,751)	(12,465)
Tax provision	11	37	12	83

Net loss	(2,268)	(3,668)	(4,763)	(12,548)
Charge for accretion of beneficial conversion rights	—	—	—	—
Deemed dividend — warrants	—	—	—	(4,457)

Net loss applicable to common stockholders	$(2,268)	$(3,668)	$(4,763)	$(17,005)

Net loss per share — basic and diluted	$(0.31)	$(0.21)	$(0.65)	$(1.31)

Weighted average shares outstanding — basic and diluted	7,374,216	17,669,169	7,373,055	13,010,470

Biodel Inc.
(A Development Stage Company)
Condensed Balance Sheets
(in thousands, except share and per share amounts)

	September 30,	June 30,
	2006	2007
	(restated)	(unaudited)
ASSETS
Current:
Cash and cash equivalents	$17,539	$86,359
Prepaid and other assets	79	715

Total current assets	17,618	87,043
Property and equipment, net	644	1,031
Intellectual property, net	208	275
Deferred public offering costs	189	—

Total assets	$18,659	$88,380

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Accounts payable	$1,357	$1,646
Accrued expenses:
Payroll and related	186	496
Other	255	721
Taxes payable	13	64
Due to related party	250	250
Deferred compensation	250	250

Total current liabilities	2,311	3,427
Commitments
Stockholders’ equity:
Preferred stock, $0.01 par value — 50,000,000 shares authorized at June 30, 2007	—	—
Series A convertible preferred stock, 1,050,000 shares authorized, 569,000 and 0 shares issued and outstanding, respectively, with a liquidation preference of $2,845 and an 8% non-cumulative dividend	6	—
Series B convertible preferred stock, 6,500,000 shares authorized, 6,198,179 and 0 shares issued and outstanding, respectively, with a liquidation preference of $24,421	62	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 5,360,430 and 20,160,836 shares issued and outstanding, respectively	54	202
Additional paid-in capital	29,054	114,584
Deficit accumulated during the development stage	(12,828)	(29,833)

Total stockholders’ equity	16,348	84,953

Total liabilities and stockholders’ equity	$18,659	$88,380

Contact:
Investors should contact Clay A. Kramer, ckramer@burnsmc.com, or Media, Carney Noensie, cnoensie@burnsmc.com, both of Burns McClellan, Inc., +1-212-213-0006, for Biodel Inc.
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